LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2021 FINANCIAL RESULTS

•Gross Merchandise Volume (GMV) of $207.3 million -- Revenue of $61.8 million
•GAAP Net Income of $5.3 million -- Non-GAAP Adjusted EBITDA of $9.4 million
•44% year-over-year growth in consolidated GMV
•Year-over-year increase in GAAP Net Income of $9.5 million and Non-GAAP Adjusted EBITDA of $10.9 million
•Completed entire $10.0 million share repurchase plan announced on March 8, 2021
•Approval of new $15.0 million share repurchase plan

Bethesda, MD - May 6, 2021 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), the world’s largest B2B e-commerce marketplace for business and government surplus, today announced financial results for the second quarter fiscal year 2021 ended March 31, 2021. The Company's Q2-FY21 performance delivered strong year-over-year gains in GMV, Revenue, GAAP Net Income, GAAP Diluted EPS, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Diluted EPS.

"Our business delivered strong results across all segments in Q2-FY21 and continues to benefit from strong momentum and customer adoption of our solutions, resulting in our third consecutive quarter of substantial year-over-year growth. Our e-commerce marketplace solutions continue to power the circular economy which benefits businesses, society, and the environment. Large enterprises, small businesses and government entities are increasingly turning to Liquidity Services as they seek safe and effective strategies for maximizing the value of surplus assets and delivering on their sustainability initiatives. Broader market adoption of the online economy continues to drive strong demand for our online platform and services from both new and existing customers. Our Q2-FY21 results demonstrate that our RISE strategy has positioned us well to address customer needs against these broader market trends and capture increased transaction volumes," said Bill Angrick, Chairman and CEO of Liquidity Services. "As the world seeks to be a better steward of the environment, we look forward to continuing to work closely with our customers and stakeholders on our mission to build a better future for surplus.

“GMV in our GovDeals segment grew a record 44% over the prior year’s comparable quarter, as more government agencies utilized our digital platform and transacted higher volumes across a larger breadth of key categories, including transportation and real estate, and our growing buyer base and automated asset promotion tools drove higher realized values through our marketplace. GMV in our Retail Supply Chain Group (RSCG) segment grew 32% over the prior year’s comparable quarter, as large and SMB retail sellers utilized our platform to capitalize on secular growth in online retail and we expanded our capacity to serve the resulting higher transaction volumes on our marketplace. GMV in our Capital Assets Group (CAG) segment increased 65% year-over-year driven by continued growth of our industrial and heavy equipment categories, and increased use of our consignment model internationally. Our Machinio segment grew revenue by 31% year-over-year as equipment owners and dealers continue to embrace our digital marketing solutions to acquire buyers at lower costs when compared to traditional marketing channels.

"Our newest marketplace, AllSurplus.com, also continues to gain traction as new buyer registrations grew nearly four-fold from a year ago and we continue to see strong buyer activity and GMV growth in key asset categories such as transportation, construction, real estate, consumer goods and biopharma.

"Our results validate the investments we have made to develop a scalable marketplace platform and align our business services to the needs of buyers, sellers, and the planet," concluded Angrick.

The Company completed $12.0 million in share repurchases during Q2-FY21, using the $2.0 million share repurchase authorization that remained from Q1-FY21 and completed the entire $10.0 million share repurchase authorization announced on March 8, 2021. The Company exited the quarter with a cash position of $87.6 million, a $9.8 million increase from Q1-FY21, and zero debt.

On May 3, 2021, the Company's Board of Directors authorized a new share repurchase program of up to $15.0 million of the Company’s common stock, to expire on June 30, 2023. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and the existence of alternative investment opportunities. The repurchase program will be executed consistent with the Company's capital allocation strategy of prioritizing investment to grow the business over the long term.

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Second Quarter Consolidated Operating and Earnings Results
The Company reported Q2-FY21 GMV of $207.3 million, a 44% increase from $144.3 million in the prior year’s comparable period, which included the initial headwinds from the COVID-19 pandemic. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. Revenue for Q2-FY21 was $61.8 million, a 17% increase from $52.8 million in the prior year. Gross Profit for Q2-FY21 was $35.4 million, a 35% increase from $26.2 million in the prior year. GAAP Net Income (Loss) for Q2-FY21 was $5.3 million, which resulted in diluted earnings (loss) per share of $0.15 based on a weighted average of 35.6 million diluted shares outstanding, compared to $(4.2) million and $(0.13), respectively, in the prior year. Non-GAAP Adjusted Net Income (Loss) was $6.8 million or $0.19 adjusted diluted earnings (loss) per share, an improvement from $(3.2) million and $(0.10), respectively, in the prior period. Non-GAAP Adjusted EBITDA was $9.4 million, a $10.9 million increase from $(1.6) million in the same period last year.

Q2-FY21 comparative year-over-year consolidated financial results reflect increased volumes across all of our segments, as businesses and government agencies continued to embrace our safe and effective e-commerce solutions. Our full-service and self-service consignment model increased to 82% of our total GMV, up from 75% in Q2-FY20. This mix shift and improved margins from higher recovery rates on assets sold drove a 35% improvement in gross profit and our gross profit margin as a percentage of revenue increased from 50% in Q2-FY20 to 57% in Q2-FY21. Our increased profitability, including increased GAAP Net Income of $9.5 million and Non-GAAP Adjusted EBITDA of $10.9 million, reflects our overall growth across our segments and reduced operating expenses related to our re-aligned organizational structure, including efficiencies in our CAG segment and corporate functions.

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Second Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q2-FY21 segment results are as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
GovDeals:
GMV	$110.9	$77.2	$218.5	$156.3
Revenue	$11.0	$7.8	$21.8	$15.8
Gross profit	$10.4	$7.3	$20.6	$14.7

RSCG:
GMV	$58.6	$44.3	$110.3	$84.2
Revenue	$39.1	$36.3	$74.0	$68.0
Gross profit	$15.9	$12.4	$30.6	$22.7

CAG:
GMV	$37.8	$22.8	$68.8	$52.4
Revenue	$9.5	$7.0	$17.4	$15.0
Gross profit	$7.0	$4.9	$13.3	$10.7

Machinio:
GMV	$—	$—	$—	$—
Revenue	$2.2	$1.7	$4.4	$3.6
Gross profit	$2.1	$1.6	$4.1	$3.4

Consolidated:
GMV	$207.3	$144.3	$397.7	$292.9
Revenue	$61.8	$52.8	$117.5	$102.3
Gross profit	$35.4	$26.2	$68.6	$51.5

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Additional Second Quarter 2021 Operational Results
•Registered Buyers — At the end of Q2-FY21, registered buyers totaled approximately 3,888,000, representing a 5.8% increase over the approximately 3,675,000 registered buyers at the end of Q2-FY20.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 561,000 in Q2-FY21, a 14.5% increase from the approximately 490,000 auction participants in Q2-FY20.
•Completed Transactions — Completed transactions increased to approximately 174,000 in Q2-FY21, an 16.0% increase from the approximately 150,000 completed transactions in Q2-FY20.

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Business Outlook

Financial results for Q3-FY21 are expected to improve year-over-year. We continue to see a strong pipeline, expanding customer relationships and other indicators of positive performance going forward and we believe we are well-positioned to create value by focusing on platform services that deliver optimal liquidity in the reverse supply chain and further enable our growth through asset light, low-touch marketplace solutions. As secular demand for e-commerce continues to grow, our online platform and cloud-based solutions should become even more relevant and necessary for the evolving global economy.

Our Q3-FY21 guidance range is above our results for the same period last year, reflecting anticipated increases in transaction volumes from the accelerated market adoption of the online economy that is creating strong demand for our services from both new and existing customers seeking to expand their use of our platform. Last year's Q3-FY20 results also reflected the most significant economic restrictions at the onset of the COVID-19 pandemic that caused seller backlog accumulations and created substantial transaction delays. In addition, as part of our Q3-FY21 guidance, the positive macroeconomic factors that have favorably increased recovery rates in certain asset categories since Q4-FY20 are expected to continue even as our expanding volumes will continue to drive the majority of our growth.

The following forward-looking statements reflect the following trends and assumptions for Q3-FY21:

1.continued spending for the implementation of tools enabling omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
2.increased spending in business development activities to capture the market opportunity;
3.stabilized macroeconomic factors that most directly influence the recovery rates of our most significant asset categories;
4.marketplace seasonality converging back to historical trends;
5.continued mix shift to consignment pricing model which will lower revenue as a percent of GMV but improve gross profit margins;
6.continued variability in project size and timing within our CAG segment, especially as COVID-19 continues to impact the global economy and cross-border transactions;
7.continued growth and expansion resulting from the continuing acceleration of broader market adoption of the online economy, particularly in our GovDeals and RSCG seller accounts and programs; and
8.continued growth in Machinio subscription activity.

For Q3-FY21 our guidance is as follows:

GMV - We expect GMV for Q3-FY21 to range from $220 million to $230 million.

GAAP Net Income - We expect GAAP Net Income for Q3-FY21 to range from $4.5 million to $6.5 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q3-FY21 to range from $0.13 to $0.18.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q3-FY21 to range from $8.0 million to $10.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q3-FY21 to range from $0.17 to $0.21. This guidance assumes that our diluted weighted average number of shares outstanding for the quarter will be 35.5 million. On May 3, 2021, the Company's Board of Directors authorized the repurchase of up to an additional $15 million of the Company's outstanding shares of common stock through June 30, 2023.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other income, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment. A reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
	(Unaudited)
Net income (loss)	$5,260	$(4,238)	$9,775	$(9,434)
Interest and other income, net[1]	69	(167)	(34)	(332)
Provision for income taxes	407	43	704	501
Depreciation and amortization	1,670	1,577	3,541	3,149
EBITDA	$7,406	$(2,785)	$13,986	$(6,116)
Stock compensation expense	1,761	1,231	3,990	2,270
Acquisition costs and impairment of long-lived assets[2]	203	—	203	5
Business realignment expenses[2,3]	—	—	5	—
Fair value adjustments to acquisition earn-outs[2]	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3
Adjusted EBITDA	$9,370	$(1,554)	$18,184	$(3,638)

1 Interest and other income, net, per the Consolidated Statement of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of goodwill and long-lived assets, and fair value adjustments to acquisition earn-outs are included in Other operating expenses (income) on the Consolidated Statements of Operations.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 11 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. There were no related impacts for the three and six months ended March 31, 2021 and 2020.

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Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Earnings (Loss) Per Share. Non-GAAP Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill and long-lived asset impairment, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share are determined using Adjusted Net Income (Loss). For Q2-FY21 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 21.6% compared to 17.9% used for the Q2-FY20 results. These tax rates exclude the impact of the charge to our U.S. valuation allowance. A reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Basic and Diluted Income (Loss) Per Share is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
(Dollars in thousands, except per share data)	(Unaudited)
Net income (loss)	$5,260	$(4,238)	$9,775	$(9,434)
Stock compensation expense	1,761	1,231	3,990	2,270
Acquisition costs and impairment of long-lived assets*	203	—	203	5
Business realignment expenses*	—	—	5	—
Fair value adjustment to acquisition earn-outs*	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3
Income tax impact of adjustments	(424)	(220)	(907)	(444)
Adjusted net income (loss)	$6,800	$(3,227)	$13,066	$(7,400)
Adjusted basic income (loss) per common share	$0.20	$(0.10)	$0.39	$(0.22)
Adjusted diluted income (loss) per common share	$0.19	$(0.10)	$0.37	$(0.22)
Basic weighted average shares outstanding	33,491,395	33,624,889	33,332,417	33,584,844
Diluted weighted average shares outstanding	35,559,747	33,624,889	34,914,549	33,584,844

*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted Net Income (Loss), are included in Other operating expenses (income) on the Statements of Operations.

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Q2-FY21 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 50121689. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until May 6, 2022 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, potential changes in political, business and economic conditions; the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the Company’s ability to realize expected growth opportunities in heavy equipment and real estate asset categories; increases in the supply of new vehicles and silicon chips that might disrupt favorable recovery trends; the Company’s need to manage attracting buyers to a broad range of asset categories with varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the impact of the COVID-19 pandemic on our Company, our employees, our sellers and buyers, and global supply chains; disruptions of cross-border transactions due to COVID-19 pandemic restrictions on travel and shipping, including the impact of such disruptions on the Company’s ability to generate profits, grow GMV or accurately forecast transactions; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; the Company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, which is available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $8.5 billion of completed transactions, more than 3.8 million registered buyers and 15,000 corporate and government sellers. Our e-commerce marketplace solutions continue to power the circular economy which benefits businesses, society, and the environment through the safe and effective resale and redeployment of surplus assets; reducing waste, carbon emissions and transportation costs; and by creating markets for items that would otherwise be landfilled. Through our vital mission of Building a Better Future For Surplus we’ve played an integral role in many of our clients’ zero-waste initiatives and worked with corporations, federal and municipal government agencies to pioneer some of the largest green initiatives to date, deferring billions of pounds of surplus assets from landfills.

Contact:
Investor Relations
800-310-4604
investorrelations@liquidityservicesinc.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	March 31, 2021	September 30, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,613	$76,036
Accounts receivable, net of allowance for doubtful accounts of $569 and $389	5,731	5,322
Inventory, net	13,124	5,607
Prepaid taxes and tax refund receivable	1,594	1,652
Prepaid expenses and other current assets	6,843	5,962
Total current assets	114,905	94,579
Property and equipment, net of accumulated depreciation of $16,554 and $14,555	17,341	17,843
Operating lease assets	12,596	10,561
Intangible assets, net	4,110	4,758
Goodwill	59,986	59,839
Deferred tax assets	777	806
Other assets	7,868	8,248
Total assets	$217,583	$196,634
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,904	$21,957
Accrued expenses and other current liabilities	21,727	19,124
Current portion of operating lease liabilities	4,058	3,818
Deferred revenue	4,172	3,255
Payables to sellers	31,552	26,170
Total current liabilities	98,413	74,324
Operating lease liabilities	9,421	7,499
Other long-term liabilities	2,811	2,996
Total liabilities	110,645	84,819
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,115,307 shares issued and outstanding at March 31, 2021; 34,082,406 shares issued and outstanding at September 30, 2020	35	34
Additional paid-in capital	249,866	247,892
Treasury stock, at cost; 1,587,199 shares at March 31, 2021 and 547,508 shares at September 30, 2020	(21,628)	(3,983)
Accumulated other comprehensive loss	(8,763)	(9,782)
Accumulated deficit	(112,572)	(122,346)
Total stockholders’ equity	$106,938	$111,815
Total liabilities and stockholders’ equity	$217,583	$196,634

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
	(Unaudited)
Revenue	$35,968	$35,203	$67,040	$65,552
Fee revenue	25,818	17,621	50,498	36,776
Total revenue	61,786	52,824	117,538	102,328
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	26,385	26,619	48,958	50,795
Technology and operations	12,085	11,586	22,644	22,827
Sales and marketing	8,910	10,109	18,018	19,714
General and administrative	6,892	7,397	13,902	15,104
Depreciation and amortization	1,670	1,577	3,541	3,149
Other operating expenses (income)	206	(12)	210	181
Total costs and expenses	56,148	57,276	107,273	111,770
Income (loss) from operations	5,638	(4,452)	10,265	(9,442)
Interest and other income, net	(29)	(257)	(214)	(509)
Income (loss) before provision for income taxes	5,667	(4,195)	10,479	(8,933)
Provision for income taxes	407	43	704	501
Net income (loss)	$5,260	$(4,238)	$9,775	$(9,434)
Basic income (loss) per common share	$0.16	$(0.13)	$0.29	$(0.28)
Diluted income (loss) per common share	$0.15	$(0.13)	$0.28	$(0.28)
Basic weighted average shares outstanding	33,491,395	33,624,889	33,332,417	33,584,844
Diluted weighted average shares outstanding	35,559,747	33,624,889	34,914,549	33,584,844

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Six Months Ended March 31,
	2021	2020
	(Unaudited)
Operating activities
Net income (loss)	$9,775	$(9,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,541	3,149
Stock compensation expense	3,990	2,270
Provision for doubtful accounts	175	66
Deferred tax provision	64	362
Loss (gain) on disposal of property and equipment	44	(25)
Change in fair value of earnout liability	—	200
Impairment of long-lived assets	203	—
Changes in operating assets and liabilities:
Accounts receivable	(594)	666
Inventory	(7,517)	(2,648)
Prepaid and deferred taxes	57	(869)
Prepaid expenses and other assets	(1,358)	2,337
Operating lease assets and liabilities	(52)	(174)
Accounts payable	14,947	4,116
Accrued expenses and other current liabilities	2,003	(10,060)
Distributions payable	—	(1,675)
Deferred revenue	916	(88)
Payables to sellers	5,383	1,113
Other liabilities	(262)	(1,443)
Net cash provided by (used in) operating activities	31,315	(12,137)
Investing activities
Increase in intangibles	(21)	(48)
Purchases of property and equipment, including capitalized software	(2,418)	(2,834)
Proceeds from sales of property and equipment	35	36
Proceeds from promissory note	824	2,554
Purchases of short-term investments	—	(25,000)
Maturities of short-term investments	—	45,000
Net cash (used in) provided by investing activities	(1,580)	19,708
Financing activities
Payments of the principal portion of finance lease liabilities	(17)	(17)
Taxes paid associated with net settlement of stock compensation awards	(3,202)	(558)
Proceeds from exercise of stock options	351	34
Payment of earnout liability related to business acquisition	—	(1,200)
Common stock repurchased	(16,143)	—
Net cash used in financing activities	(19,011)	(1,741)
Effect of exchange rate differences on cash and cash equivalents	853	(511)
Net increase in cash and cash equivalents	11,577	5,319
Cash and cash equivalents at beginning of period	76,036	36,497
Cash and cash equivalents at end of period	$87,613	$41,816
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$508	$177
Non-cash: Common stock surrendered in the exercise of stock options	$1,502	$—